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Exhibit 10.09

Schedule of Omitted Details

        The following schedule presents the names of the "Executives" covered by the Officer Severance Agreements. This information is omitted from the form of Officer Severance Agreement filed herewith in the blank text of "[Name] (the "Executive)", "Executive            [Name]" [Executive Signature], "By:            " [Company Signatory] and "Title:            " [Title of Company Signatory], as appropriate.

"[Name] (the "Executive)"	"Executive [Name]" [Executive Signature]	"By: " [Company Signatory]	"Title: " [Title of Company Signatory]
Peggy DeLeon	Peggy DeLeon	Steve Gillan	CFO
Brian Elliott	Brian Elliott	Peggy DeLeon	VP
Steve Gillan	Steve Gillan	Peggy DeLeon	VP
Mark Nason	Mark Nason	Peggy DeLeon	VP
Michael Schaffer	Michael Schaffer	Peggy DeLeon	VP

        Each Officer Severance Agreement is executed by the individual whose name appears under the column captioned "[Name] (the "Executive)" and by the individual whose name appears under the column captioned "By:            " [Company Signatory], on behalf of the Registrant.

        Each Officer Severance Agreement is executed as of January 16, 2004.

        This schedule sets forth the only material details in which the document filed herewith differs from the actual documents between the Registrant and the Executive.

OFFICER SEVERANCE AGREEMENT

        This AGREEMENT is entered into as of            , 200    by and between [Name] (the "Executive") and ALIBRIS, a California corporation (the "Company").

RECITALS:

        WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes and the Company benefits from the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company's stockholders; and

        WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive's full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of an Involuntary Termination (as defined below), whether occurring before or after, a Change of Control (as defined below) pursuant to the terms of this Agreement.

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

  1.    Term of Agreement.

        Except where otherwise provided herein, this Agreement shall remain in effect from the Effective Date (as defined in Section 8(l) below) until the earlier of:

  (a)
  The date the Executive's employment with the Company terminates for a reason other than Involuntary Termination as defined below; or

  (b)
  The date the Company has met all of its obligations under this Agreement following an Involuntary Termination.

  2.    Severance Payment.

        (a)    Severance Benefit.    If the Executive experiences an Involuntary Termination, then the Company shall continue paying Executive his or her current base salary, exclusive of bonus or incentive payments, for six (6) months in accordance with the Company's standard payroll procedures. The Executive's severance payments will begin on the first payroll date occurring within ten (10) business days of the latest of the following dates:

    (i)
    the date of Executive's Involuntary Termination;

    (ii)
    the date of the Company's receipt of the Executive's executed General Release pursuant to Subsection (d) below; and

    (iii)
    the expiration of any rescission period applicable to the Executive's executed General Release pursuant to Subsection (d) below.

        (b)    Health Care Benefit.    If the Executive is subject to an Involuntary Termination, and if the Executive timely elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following Involuntary Termination, then the Company shall pay the Executive's monthly premium under COBRA until the earliest of (i) the close of the six (6) month period following the date of Involuntary Termination or (ii) the expiration of the Executive's continuation coverage under COBRA.

        (c)    Outplacement Services.    If the Executive is subject to an Involuntary Termination, Executive shall be entitled to senior-executive level outplacement services at the Company's expense. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

        (d)    General Release.    Any other provision of this Agreement notwithstanding, Subsections (a), (b) and (c) above shall not apply unless the Executive (i) has executed an effective general release (in a form and substance prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

        (e)    Special Provisions on Change in Control.    If the Executive's Involuntary Termination occurs within the twelve (12) month period following a Change in Control, then the foregoing severance payment and benefits set forth in Subsections (a) and (b) will be increased to twelve (12) months and the severance payment will be made in a lump sum on the date set forth above in Subsection (a) for severance payments to begin. The determination of whether there has been an Involuntary Termination shall be made without regard to whether Executive continues to provide services to the Company as a member of its Board of Directors or otherwise in the capacity of an independent contractor.

        3.    Cooperation and Non-Disparagement.    Notwithstanding termination of the other provisions of this Agreement, the Executive agrees that, during the twelve-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive's duties to his or her successor, provided that if the foregoing requires the performance of services for more than one day per month, then any additional days each month shall be paid at the rate of Executive's final base salary, computed on a daily basis. The Executive further agrees that, during this twelve-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company's Board of Directors or the Company's officers and employees.

  4.    Definitions.

        (a)    Definition of "Cause."    For all purposes under this Agreement, "Cause" shall mean the Executive's: (i) unauthorized use or disclosure of trade secrets or other confidential or proprietary information which causes material harm to the Company, (ii) negligence or misconduct in the performance of Executive's material duties, including failure to follow the reasonable directions of the person to whom Executive reports, in each case, after receipt of written notice from the Company or its successor setting forth with reasonable specificity such negligence, misconduct or failure, and Executive's failure to (A) initiate corrective action within three (3) business days of receipt of such notice, and (B) correct the behavior described in the notice within fifteen (15) days following receipt of such notice, (iii) conviction of a felony offense or crime, plea of "guilty" or "no contest" to a felony offense, (iv) commission of any unlawful act which would be detrimental to the reputation, character or standing of the Company or its successor, (v) material breach of any confidentiality or proprietary rights agreement; or (vi) commission of a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty against the Company or its successor; provided that this Subsection (a) shall not be satisfied solely due to the Board of Directors' dissatisfaction with the quality of the services provided by the Executive,

        (b)    Definition of "Change in Control."    For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events after the date of this Agreement:

    (i)
    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization or any other corporate reorganization or transaction, if 50% or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, other reorganization or transaction; or

    (ii)
    The sale, transfer, exchange or other disposition of all or substantially all of the Company's assets.

    (iii)
    A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (c)    Definition of "Good Reason."    For all purposes under this Agreement, "Good Reason" shall mean any of the following taken without Executive's consent: (i) a change in Executive's position with the Company that materially reduces his or her duties or responsibilities, provided that a change in Executive's position or title following a Change in Control (as defined above) shall not constitute Good Reason so long as Executive retains substantially the same duties and responsibilities following the Change in Control, (ii) a reduction of greater than 10% in Executive's level of compensation (including base salary and target bonus) other than pursuant to a Company-wide reduction of compensation, or (iii) a relocation of Executive's place of employment by more than 50 miles.

        (d)    Definition of "Involuntary Termination."    For all purposes under this Agreement, "Involuntary Termination" shall mean that one of the following events occurs:

    (i)
    The Executive voluntarily resigns his or her employment for Good Reason within ten (10) days thereof; or

    (ii)
    The Company terminates the Executive's employment for any reason other than Cause.

        5.    280G.    If Executive's severance and other benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then as of the Effective Date it is agreed between the parties that Executive's severance and other benefits under this Agreement will be payable either in full or in a lesser amount whichever results, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive's receipt on an after-tax basis of the greatest amount of severance and other benefits.

  6.    Successors.

        (a)    Company's Successors.    The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets or which becomes bound to satisfy any or all of the Company's obligations under this Agreement by operation of law. All rights of the Company under this Agreement shall inure to the benefit of, and be enforceable by, any successor of the Company.

        (b)    Executive's Successors.    This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  7.    Arbitration.

        (a)    Disputes Subject to Arbitration.    Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the

Executive or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

        (b)    Site of Arbitration.    The site of the arbitration proceeding shall be in Alameda County, California.

  8.    Miscellaneous Provisions.

        (a)    Exclusive Remedy.    This Agreement (and any existing confidentiality, non-disclosure, invention assignment, non-competition, non-solicitation or like agreements, or any agreement relating to any Equity Benefits (as defined below)) constitutes the entire agreement and understanding between the parties (oral and written) and supersedes all prior understandings with respect to the substance matter hereof and Executive shall be entitled to no other termination, severance, salary continuation or change of control compensation, benefits, or other payments from the Company that are payable in cash and are expressly conditioned on an Involuntary Termination or an event substantively similar in kind to an Involuntary Termination with respect to which the payments and/or benefits described in this Agreement have been provided to the Executive, except as expressly set forth in this Agreement; provided that Executive shall be entitled to receive any benefits to which he or she may be entitled under any stock option or other award of equity (the "Equity Benefits"). The Executive may not cumulate cash severance payments under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement(s) with the Company which provides that upon an Involuntary Termination or an event substantively similar in kind to an Involuntary Termination the Executive shall receive termination, severance or similar benefits (other than the Equity Benefits), then no benefits shall be received by Executive under this Agreement unless prior to payment or receipt of any benefit under such other binding written agreement(s) the Executive waives Executive's rights to all such other benefits in writing (and, in the case of a binding written agreement made after the Effective Date, the Company agrees in writing to accept such waiver), in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

        (b)    Proprietary and Confidential Information.    Notwithstanding termination of the other provisions of this Agreement, at all times the Executive agrees to continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement(s) between the Executive and the Company.

        (c)    Non-solicitation.    Notwithstanding termination of the other provisions of this Agreement, for a period of one (1) year after an Involuntary Termination, the Executive will not directly or indirectly approach, solicit or try to entice away from the Company any employee of the Company, or encourage any such employee to terminate his or her relationship with the Company.

        (d)    Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        (e)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (f)    Withholding Taxes.    All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

        (g)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (h)    No Setoff.    There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to Executive under this Agreement.

        (i)    Legal Fees.    In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Executive or the Company, as the case may be, shall pay the prevailing party's reasonable fees and costs attributable to such controversy or claim.

        (j)    No Retention Rights.    Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

        (k)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws (other than their choice-of-law provisions) of the State of California.

        (l)    Effectiveness.    The effectiveness of this Agreement shall be expressly conditioned on the closing of the initial public offering of the Company's common stock to the public, and shall be deemed effective as of the closing of the initial public offering of the Company's common stock to the public (the "Effective Date").

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	ALIBRIS
By:

[Name]
Title:

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  Exhibit 10.09